Exhibit 99.2

Archer Daniels Midland Company
4666 Faries Parkway
Decatur, IL 62526

February 6, 2008	News Release FOR IMMEDIATE RELEASE
ADM NAMES STEVEN MILLS CHIEF FINANCIAL OFFICER
Douglas Schmalz retiring after distinguished career
     Archer Daniels Midland Company (NYSE: ADM) announced today that Steven R. Mills, currently senior vice president, Strategic Planning, will become executive vice president and chief financial officer, succeeding Douglas Schmalz, who will retire from the Company after more than 23 years of service. Mills will assume his new role on March 1.
     “Over the course of Doug’s long career with ADM, he has provided strong financial expertise to enable the Company to fulfill its growth strategies,” said Patricia Woertz, chairman and chief executive officer. “He has been a friend and a highly valued advisor and we wish him well in his retirement.”
     “Steve Mills is extremely well qualified to succeed Doug,” said Woertz. “His talent and expertise in finance, strategic planning and business leadership give him the ability to contribute broadly to the growth and direction of the Company. As CFO, his leadership will ensure we have continued strong governance, transparency and focus on results.”
     Mills will lead ADM’s worldwide finance organization and will have responsibility for Finance, Accounting, Strategic Planning, Treasury, Tax, Information Technology, Specialty Food Ingredients, ADM Investor Services, Hickory Point Bank and Investor Relations. He will continue to report to Woertz and serve on the Company’s Strategic Planning Committee.
About Mills
     Steve Mills joined ADM in 1979 and served in senior treasury and accounting roles prior to being named controller in 1994. He was elected a vice president in 2000 and was named group vice president in 2002. In 2006, he was named senior vice president, Strategic Planning with responsibility for the Company’s long- and short-term strategy process in addition to its information technology, business development, merger and acquisition coordination, and competitive intelligence analysis. Mills graduated in 1977 from Illinois College with a bachelor’s degree in mathematics. In 1980, he earned the designation of Certified Public Accountant. He is professionally affiliated with the American Institute of Certified Public Accountants, the Illinois CPA Society, Financial Executives International and the Institute of Management Accountants. He serves on the board of directors of Kirby Hospital in Monticello, Illinois, and the Board of Trustees of Illinois College in Jacksonville, Illinois.
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About Schmalz
     Douglas Schmalz joined ADM in 1985 as controller. In 1986, he was named chief financial officer. He was appointed senior vice president in 2002 and has served on ADM’s Strategic Planning Committee since 2006. He holds a bachelor’s degree from the University of Minnesota and is a Certified Public Accountant. He serves on the boards of Decatur Memorial Hospital, Millikin University, the Decatur Area Educational Coalition, The Community Foundation of Decatur/Macon County, The Boys & Girls Club of Decatur and the Decatur Area Arts Council.
About ADM
     Archer Daniels Midland Company (ADM) is the world leader in BioEnergy and has a premier position in the agricultural processing value chain. ADM is one of the world’s largest processors of soybeans, corn, wheat and cocoa. ADM is a leading manufacturer of biodiesel, ethanol, soybean oil and meal, corn sweeteners, flour and other value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 27,000 employees, more than 240 processing plants and net sales for the fiscal year ended June 30, 2007 of $44 billion. Additional information can be found on ADM’s Web site at http://www.admworld.com.
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Contact:
David Weintraub
Director, External Communications
217/424-5413